Exhibit 99.2

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

INDEX TO FINANCIAL STATEMENTS

Page

INTERIM FINANCIAL STATEMENTS:

Condensed Combined Balance Sheets as of July 29, 2005 and January 31, 2005	F-45

Condensed Combined Statements of Operations for the six months ended July 29, 2005 and July 30, 2004	F-46

Condensed Combined Statements of Cash Flows for the six months ended July 29, 2005 and July 30, 2004	F-47

Notes to Condensed Combined Financial Statements	F-48

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

CONDENSED COMBINED BALANCE SHEETS

(unaudited, in thousands)

	July 29, 2005	January 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$120,826	$32,239
Short-term investments	423	4,531
Accounts receivable, net	47,293	34,857
Notes and other receivables	8,807	13,858
Inventories, net	47,630	46,139
Assets of discontinued operations (Note 8)	14,100	26,555
Other current assets	5,434	4,979

Total current assets	244,513	163,158
Property, plant and equipment, net	44,557	48,552
Restricted cash	—	9,426
Intangible assets, net	2,229	2,572
Assets of discontinued operations (Note 8)	5,469	8,790
Other assets	1,115	1,109

	$297,883	$233,607

LIABILITIES AND OWNER’S EQUITY
Current liabilities:
Accounts payable	$39,837	$36,851
Liabilities of discontinued operations (Note 8)	3,730	7,995
Accrued expenses and other current liabilities	78,234	47,165

Total current liabilities	121,801	92,011
Deferred income taxes and other long-term liabilities	1,468	1,717
Advances from affiliated company	—	27,012
Owner’s equity	174,614	112,867

	$297,883	$233,607

See accompanying notes.

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(unaudited, in thousands)

	Three months ended		Six months ended
	July 29, 2005	July 30, 2004	July 29, 2005	July 30, 2004
Net sales	$78,846	$65,786	$141,782	$134,139
Cost of sales	67,369	64,299	120,942	124,526

Gross profit	11,477	1,487	20,840	9,613
Operating expenses:
Selling, general and administrative	9,031	8,104	18,188	16,633
Research and development	6,771	8,565	13,976	17,788
Impairment of goodwill	—	62,400	—	62,400
Restructuring and impairment of other long-lived assets (reversals)/charges	—	(765)	—	(872)

Total operating expenses	15,802	78,304	32,164	95,949

Loss from continuing operations	(4,325)	(76,817)	(11,324)	(86,336)
Interest (expense) income and other, net	(1,761)	472	(2,640)	218

Loss before income taxes	(6,086)	(76,345)	(13,964)	(86,118)
Income taxes	536	7	518	10

Net loss from continuing operations	(6,622)	(76,352)	(14,482)	(86,128)
Net income (loss) from discontinued operations, net of tax	1,209	(3,506)	683	(4,813)

Net loss	$(5,413)	$(79,858)	$(13,799)	$(90,941)

See accompanying notes.

REMEC WIRELESS SYSTEMS

(a reportable segment of REMEC, Inc.)

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six months ended
	July 29, 2005	July 30, 2004
OPERATING ACTIVITIES
Net loss from continuing operations	$(14,482)	$(86,128)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	5,998	7,285
Impairment of goodwill	—	62,400
Unrealized gain (loss) on foreign currency hedges	214	1,395
Restructuring charges (reversals)	—	(872)
Changes in operating assets and liabilities:
Accounts and other receivables	(7,385)	(13,583)
Inventories	(1,491)	11,018
Other current assets	(455)	(3,603)
Accounts payable	2,986	(5,206)
Accrued income taxes	3,153	—
Accrued expenses, deferred income taxes and other long-term liabilities	(2,306)	(2,348)

Net cash used in continuing operating activities	(13,768)	(29,642)
INVESTING ACTIVITIES
Additions to property, plant and equipment	(1,660)	(3,115)
Change in restricted cash	9,426	(2)
Proceeds from sale of property, plant and equipment	—	5,145
Short-term investments, sales	5,066	19,511
Short-term investments, purchases	(865)	(14,264)
Advances from affiliated company	(27,012)	(15,571)
Other assets	(31)	246

Net cash provided by investing activities	(15,076)	(8,050)
FINANCING ACTIVITIES
Proceeds (payments) on short term notes payable	(1,789)	1,035
Proceeds from sale of common stock	2,999	1,979
Contributions	301,280	15,571
Cash distribution	(177,000)	—

Net cash provided by financing activities	125,490	18,585
Decrease in cash from continuing operations	96,646	(19,107)
Net cash provided by (used in) discontinued operations	(7,725)	(660)
Effect of exchange rate changes on cash	(334)	(2,027)

Increase (decrease) in cash and cash equivalents	88,587	(21,794)
Cash and cash equivalents at beginning of period	32,239	44,626

Cash and cash equivalents at end of period	$120,826	$22,832

See accompanying notes.

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(unaudited)

1. Quarterly Financial Statements

The interim condensed combined financial statements included herein have been prepared by REMEC, Inc. (“REMEC”) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures, normally included in annual financial statements, have been condensed or omitted pursuant to such SEC rules and regulations. These condensed combined financial statements should be read in conjunction with the combined financial statements of RWS (defined below) and notes thereto for the years ended January 31, 2005, 2004, and 2003 included herein. In the opinion of management, the condensed combined financial statements included herein reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the combined financial position of RWS as of July 29, 2005, and the results of its operations for the three months and six month periods ended July 29, 2005 and July 30, 2004. The results of operations for the interim period ended July 29, 2005, are not necessarily indicative of the results, which may be reported for any other interim period or for the entire fiscal year.

Organization and Nature of Business

REMEC Wireless Systems (“RWS”) is owned by REMEC. RWS is not composed of one single entity; rather it is a reportable segment of REMEC, which includes a combination of certain subsidiaries and the assets, liabilities, revenues, and expenses of REMEC’s corporate entity, as related to such subsidiaries. REMEC is engaged in the business of designing and manufacturing high frequency subsystems used in the transmission of voice, video, and data traffic over commercial wireless communication networks. These products are designed to improve the capacity, efficiency, quality, and reliability of commercial wireless communication infrastructure equipment and operate at the full range of frequencies currently used in the communications transmissions including at radio, microwave, and millimeter wave frequencies.

Basis of Presentation

The accompanying financial statements have been prepared using the going concern basis of accounting. This basis of accounting contemplates the recovery of RWS’s assets and the satisfaction of its liabilities in the normal course of conducting business. During the fiscal year 2005, REMEC engaged financial advisors to evaluate alternative strategies to increase shareholder value, including the disposal of all or a portion of its business units. Our Electronic Manufacturing Services (“EMS”) business was sold and closed on July 1, 2005, and is reported as a Discontinued Operation and Assets held for sale in our historical financial statements. Our Outdoor Unit/Transceiver (“ODU”) product line was sold and closed on August 26, 2005, and is reported as a Discontinued Operation and Assets held for sale in all reporting periods. In March 2005, REMEC entered into a definitive agreement to sell selected assets and liabilities of certain RWS’s product lines to Powerwave Technologies, Inc. (“Powerwave”) for 10 million shares of Powerwave’s common stock and $40 million in cash. Based on Powerwave’s closing price on Friday, September 2, 2005, the transaction value was approximately $146 million.

REMEC has maintained and prepared financial statements for its two reportable segments: RWS and Defense & Space. REMEC does not maintain or prepare separate financial statements for the product lines, assets and liabilities that Powerwave acquired. However, the product lines, assets and liabilities acquired by Powerwave constituted a substantial portion of RWS, exclusive of RWS’s ODU/transceiver product line and the manufacturing service business.

The completion of the sale transaction with Powerwave resulted in RWS divesting the majority of its remaining operating assets and liabilities. The REMEC shareholders approved a plan of liquidation, which will allow for the orderly disposition of RWS’ remaining assets and businesses.

Principles of Combination

The accompanying combined financial statements include the wholly owned subsidiaries of REMEC that are part of RWS, including one variable interest entity. These financial statements also include the assets, liabilities and corporate expenses of REMEC, the corporate entity, and include interest and an allocation of legal, IT, payroll and employee benefits and other expenses attributable to RWS. Intercompany transactions between companies in the combined group have been eliminated in combination.

The accompanying combined financial statements of RWS exclude the assets, liabilities, revenues and expenses of REMEC Defense & Space Inc., a subsidiary sold to an unrelated third party in May 2005 for approximately $253 million in cash. This subsidiary constituted the entire Defense & Space reportable segment.

2. Owner’s Equity

Stock-Based Compensation

In December 2002, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, which (i) amended SFAS No. 123, Accounting for Stock-Based Compensation to add two new transitional approaches when changing from the Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees intrinsic value method of accounting for stock-based employee compensation to the SFAS No. 123 fair value method and (ii) amends APB Opinion No. 28, Interim Financial Reporting to call for disclosure of SFAS No. 123 pro forma information on a quarterly basis.

Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if employee stock options had been accounted for under the fair value method of that statement. The pro forma effects of stock-based compensation on net income (loss) have been estimated at the date of grant using the Black-Scholes option pricing model based on the following weighted average assumptions for the three and six months ended July 29, 2005 and July 30, 2004: risk-free interest rates of 3.875% and 4%, respectively, dividend yields of 0%, expected volatility of 80.8%, 81.6%, 81.0% and 81.6%, respectively, and a weighted average expected life of the option of four and five years, respectively. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because REMEC’s employee stock options and rights under the employee stock purchase plan have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair market value of its employee stock options or the rights granted under the employee stock purchase plan.

The following is a summary of the pro forma effects on reported net loss for the periods indicated as if compensation expense had been based on the fair value of the options at their grant date as prescribed by SFAS No. 123. For purposes of the pro forma disclosures, the estimated fair value of the options and the shares granted under the employee stock purchase plan is amortized to expense over their respective vesting or option periods.

Pro forma information is as follows (in 000’s):

	Three months ended		Six months ended
	July 29, 2005	July 30, 2004	July 29, 2005	July 30, 2004
Reported net (loss)	$(5,413)	$(79,858)	$(13,799)	$(90,941)
Deduct: Stock-based employee compensation expense determined under fair value based method, for all awards, net of related tax effects	(216)	(1,485)	(550)	(3,329)

Pro forma net (loss)	$(5,629)	$(81,343)	$(14,349)	$(94,270)

Stock Options Exercised

During the second quarter of fiscal year 2006, a total of 65,885 shares of common stock were issued upon exercise of stock options by employees. Total proceeds received were $0.4 million.

3. Short-term investments

Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities requires companies to record certain debt and equity security investments at market value. Investments with maturities greater than three months are classified as short-term investments. All of RWS’s short-term investments are classified as available-for-sale and are reported at fair value with any material unrealized gains and losses, net of tax, recorded as a separate component of accumulated other comprehensive income (loss) within owner’s equity. RWS manages its cash equivalents and short-term investments as a single portfolio of highly marketable securities, all of which are intended to be available for RWS’s current operations. The carrying value of these securities approximates their fair value due to the short maturities of these instruments. As of July 29, 2005 and January 31, 2005, the Company had short-term investments of $0.4 million and $4.5 million, respectively. Gross realized and unrealized losses on short-term investments were not significant in either of the periods ended July 29, 2005 and July 30, 2004.

4. Inventories, net

Inventories, net consist of the following (in 000’s):

	July 29, 2005			January 31, 2005
	Gross	Reserves	Net	Gross	Reserves	Net
Raw materials	$37,013	$(9,928)	$27,085	$35,955	$(11,991)	$23,964
Work in progress	11,386	—	11,386	6,984	—	6,984
Finished goods	11,303	(2,144)	9,159	18,682	(3,491)	15,191

	$59,702	$(12,072)	$47,630	$61,621	$(15,482)	$46,139

RWS had a reserve for excess and obsolete inventory of $10.0 million and $12.0 million as of July 29, 2005 and January 31, 2005 respectively. RWS also had additional reserves for anticipated contract losses of $2.1 million and $3.5 million as of July 29, 2005 and January 31, 2005, respectively.

5. Restricted Cash

Restricted cash was zero as of July 29, 2005 compared to $9.4 million at January 31, 2005. During the first quarter of fiscal year 2006, RWS paid $8.1 million related to timing differences in their receivable factoring agreement, $0.7 million of cash received by RWS that was due to Spectrum Controls, Inc., the buyer of its Components product line, and $0.6 million was money released from escrow previously held as security for a letter of credit.

6. Commitments and Contingencies

Bank Revolving Line of Credit Facility

On July 29, 2005, RWS extended the term of its existing $30 million revolving working capital line of credit with its senior lender to January 31, 2006. The borrowing rate under this credit facility is based on prime plus 1% with prime being defined as the bank’s most recently announced per annum “prime rate.” As of July 29, 2005 RWS has not had any borrowings under this credit facility; however $7.8 million has been used under letter of credit arrangements, $1.8 million for banking cash management products, and $20.4 million is used to increase our factoring line. The credit facility is secured by RWS’s domestic trade receivables and inventory and matures January 2006. As of July 29, 2005 RWS was in compliance with the financial covenants contained in this credit facility. The facility is also subject to a “Material Adverse Change” clause whereby the bank can subjectively determine that RWS is in default under the credit agreement. The Material Adverse Change is defined as “if there (i) occurs a material adverse change in the business operations, or condition (financial or otherwise) of the Borrower; or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) is a material impairment of the value or priority of Bank’s security interests in the Collateral.” As of July 29, 2005, Management is not aware of any Material Adverse Change.

Factoring Arrangements

In fiscal year 2004, RWS entered into a factoring arrangement whereby certain of its receivables were sold on a pre-approved, non-recourse basis except in the event of dispute or claim as to price, terms, quality, material workmanship, quantity or delivery of merchandise. Pursuant to the terms of the arrangement, receivables are sold, net of factoring fees and commissions and net of any credits or discounts available to RWS’s customers. RWS had $8.1 million of advances from the factor outstanding at January 31, 2005 and no advances as of July 29, 2005. In compliance with SFAS No. 140 and the terms of the arrangement, proceeds are collected from the financial institution and the receivables are removed from the balance sheet.

In fiscal year 2006, the factoring arrangement limit was increased from $25 million to $35 million, with all other terms and conditions remaining the same. Late in fiscal year 2005, a foreign subsidiary of RWS entered into a 6 million Euro factoring arrangement whereby certain of its receivables are sold on a pre-approved, non-recourse basis except in the event of dispute or claim as to price, terms, quality, material, workmanship, quantity or delivery of merchandise. Pursuant to the terms of the arrangement, receivables are sold, net of factoring fees and commissions and net of any credits or discounts available to RWS’s customers. There were no factorings under this facility as of July 29, 2005.

Leases

REMEC and RWS lease certain offices and production facilities under non-cancelable agreements classified as operating leases. Certain of these lease agreements include renewal options. At July 29, 2005, future minimum payments under these operating leases were as follows (in 000’s):

Operating Leases
Fiscal 2006	$3,682
Fiscal 2007	7,130
Fiscal 2008	6,486
Fiscal 2009	5,707
Fiscal 2010	5,405
Thereafter	10,018

Total minimum lease payments	$38,428

Capital Leases

RWS leases certain machinery and equipment under non-cancelable agreements classified as capital leases. At the end of these agreements, RWS either owns or can purchase the equipment for $1.00.

The following is a schedule by year of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of July 29, 2005 (in 000’s):

Capital Leases
Fiscal 2006	$1,278
Fiscal 2007	854
Fiscal 2008	221
Fiscal 2009	—
Fiscal 2010	—
Thereafter	—

Present value of net minimum lease payments	$2,353

Warranty

Warranty reserves are established for costs that are expected to be incurred after the sale and delivery of a product or service for deficiencies under specific product or service warranty provisions. The warranty reserves are determined as a percentage of revenues based on the actual trend of historical charges incurred over various periods, excluding any significant or infrequent issues that are specifically identified and reserved.

In the quarter ending July 29, 2005, additions to the warranty reserve include a $1.8 million non-recurring charge for a potential corrosion issue with our tower-mounted amplifiers used in Sweden. RWS continues to work with our customers to find the root cause of the problem and determine the next step corrective actions.

The following table summarizes the activity related to warranty reserves (000’s):

	Three months ended		Six months ended
	July 29, 2005	July 30, 2004	July 29, 2005	July 30, 2004
Balance at beginning of period	$8,379	$7,252	$8,071	$7,952
Additions to reserve	2,437	1,076	3,411	1,076
Usage and release of warranty reserves	(312)	(797)	(978)	(1,497)

Balance at end of period	$10,504	$7,531	$10,504	$7,531

Indemnifications and Guarantees

Effective January 1, 2003, the recognition provisions of FASB Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Others, were adopted, which expands previously issued accounting guidance for certain guarantees. Indemnifications issued or modified during the three months ended July 29, 2005 did not have a material effect on the consolidated financial statements. A description of REMEC and RWS’s indemnifications and guarantees as of July 29, 2005 is provided below. Management is unable to reasonably estimate the maximum amount that could be payable under these arrangements due to the conditional nature of our obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made under these agreements have not had a material effect on our business, financial condition or results of operations other than certain guaranteed payments made in connection with the customer financing arrangements discussed below.

RWS often designs, develops and manufactures standard “off-the-shelf” products and may provide the customer with an indemnification against any liability arising from third-party claims of patent, copyright or trademark infringement based upon the design or manufacturing of such products. RWS cannot determine the maximum amount of losses that it could incur under this type of indemnification because it often may not have enough information about the nature and scope of an infringement claim until it has been submitted to RWS and, to date, no claims have been made.

REMEC and RWS indemnify its directors and certain of its current and former officers against third party claims against them in their capacity as directors or officers. Certain of the costs incurred for providing such indemnification may be recovered under various insurance policies.

REMEC has guaranteed the performance of two of its wholly-owned subsidiaries under a bank agreement to purchase accounts receivable from the subsidiary. This guarantee provides that if the customer does not pay the accounts receivable due to the subsidiary’s failure to perform the underlying contract, RWS guarantees that its subsidiary will repay the funds received from the bank. There have been no uncollected accounts receivable to date and none are anticipated. The total amount of the potential obligation at July 29, 2005 is $20.4 million. Management believes that the likelihood of a payment associated with this guarantee is remote as the failure of the customer to make their required payments to RWS would be a breach of the underlying contract and would subject them to a claim for damages from RWS.

Litigation

Our commitment and contingencies include claims and litigation in the normal course of business. In the opinion of management, based in part on outside counsel, these matters are not expected to have a material adverse effect on RWS’s results of operations and financial position.

On September 29, 2004, three class action lawsuits were filed against REMEC and current and former officers in the United States District Court for the Southern District of California alleging violations of federal securities laws between September 8, 2003 and September 8, 2004. On March 10, 2005, a Consolidated Amended Complaint was filed asserting, among other things, that during that time period, false and misleading statements were made and material information was not disclosed regarding REMEC’s financial condition and performance, operations, earnings and business prospects. On April 19, 2005, REMEC filed a Motion to Dismiss the Consolidated Amended Complaint, which was granted on August 17, 2005, with leave to amend. Plaintiffs filed a First Amended Complaint on September 16, 2005. REMEC filed a second Motion to Dismiss the First Amended Complaint on October 28, 2005, which is awaiting disposition by the Court.

On November 16, 2004, a civil complaint was filed in San Diego Superior Court by Cardinal Health 301, Inc. (formerly known as Pyxis Corporation) (“Cardinal”) against Tyco Electronics Corporation, Thomas & Betts Corporation and REMEC alleging breach of contract and breach of express and implied warranties with regard to certain products sold by REMEC’s electronic manufacturing services business unit to Pyxis that incorporated allegedly defective components from Tyco and Thomas & Betts (the “Cardinal Complaint”). On or about March 29, after the Cardinal Complaint was successfully challenged by REMEC, Cardinal filed an amended Complaint, which adds a claim for breach of the covenant of good faith and fair dealing, and seeks seven million dollars in damages plus legal expenses. REMEC responded to the amended Cardinal Complaint, denying Cardinal’s claims and asserting a number of defenses, on April 7, 2005. Mediation has been scheduled for December 8, 2005, and trial has been set for March 28, 2006. Discovery has commenced and is continuing.

On September 6, 2005, SPEC (CA) QRS 12-20, Inc. (“Landlord”), the owner of two properties in Sunnyvale, California, leased by the Company (“Lease”), filed a civil complaint in Santa Clara Superior Court alleging breach of contract and seeking damages of not less than $16,250,000 and injunctive relief (the “Complaint”). The Complaint alleges that REMEC defaulted under the Lease by (i) the initiation of proceedings toward liquidation and dissolution, and (ii) the sale of selected assets and liabilities of REMEC’s Wireless Systems business without the assignment of the Lease to Powerwave Technologies, Inc. On September 7, 2005, the court denied the Landlord’s application for injunctive relief. REMEC’s response to the Complaint was due October 10, 2005. On or about October 7, 2005, the Landlord and REMEC signed a Letter of Intent with regard to the disposition of the Lease, pursuant to which, among other matters, REMEC was granted an extension of time to respond to the Complaint until November 30, 2005.

Other than these three lawsuits described above, neither REMEC nor any of its subsidiaries is presently subject to any material litigation, nor to REMEC’s knowledge, is such litigation threatened against REMEC or its subsidiaries, other than routine actions and administrative proceedings arising in the ordinary course of business, all of which collectively are not anticipated to have a material adverse effect on the business or financial condition of REMEC.

Environmental Matters

REMEC follows the policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our financial condition, results of operations and cash flows. Further, Management is not aware of any environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.

7. Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income (loss) and other comprehensive income (loss), including foreign currency translation adjustments and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income (loss).

The components of comprehensive income (loss), net of tax, are as follows (in 000’s):

	Three months ended		Six months ended
	July 29, 2005	July 30, 2004	July 29, 2005	July 30, 2004
Net loss from continuing operations	$(6,622)	$(76,352)	$(14,482)	$(86,128)
Net income (loss) from discontinued operations, net of tax	1,209	(3,506)	683	(4,813)

Net income (loss)	(5,413)	(79,858)	(13,799)	(90,941)
Change in net unrealized gain (loss) on short-term investments	(110)	(187)	(93)	(555)
Change in cumulative foreign currency translation adjustment	(151)	(490)	(146)	(2,027)
Change in unrealized gain (loss) on foreign currency hedges	214	(1,064)	214	1,395

Comprehensive income (loss)	$(5,460)	$(81,599)	$(13,824)	$(92,128)

8. Discontinued Operations

In accordance with SFAS No. 144, RWS accounts for the results of operations of a component of an entity that has been disposed or that meets all of the “held for sale” criteria, as discontinued operations, if the component’s operations and cash flows have been (or will be) eliminated from the ongoing operations of the entity as a result of the disposal transaction and RWS will not have any significant continuing involvement in the operations of the component after the disposal transaction. The “held for sale” classification requires having the appropriate approvals by our management, Board of Directors and shareholders, as applicable, and meeting other criteria. When all of these criteria are met, the component is then classified as “held for sale” and its operations reported as discontinued operations.

EMS Divestment

On July 1, 2005, REMEC entered into an Asset Purchase Agreement (the “Agreement”) with Veritek Manufacturing Services, LLC a Delaware limited liability company (“Veritek”) and Samjor Family Limited Partnership, a Nevada limited partnership, whereby REMEC has agreed to sell to Veritek substantially all of the assets and certain liabilities of its electronics manufacturing services business unit (“EMS”). The aggregate purchase price for the sale is $19.0 million payable in cash at closing, subject to certain adjustments including a working capital-based adjustment. In addition to the aggregate purchase price, Veritek agreed to pay to REMEC, at the end of each calendar quarter through December 31, 2006, an additional amount equal to 10% of the amount, if any, by which the average quarterly gross sales placed by certain parties with EMS exceeds $7.5 million; such additional amount will not exceed $4.0 million (the “Additional Payments”). The assets acquired pursuant to the Agreement include certain inventory, equipment and tangible personal property located in Escondido, California, Poway, California and Costa Rica, the accounts receivable of EMS, certain contracts and purchase orders, as well as certain intellectual property. The sale closed simultaneously with the execution of the Agreement.

$ in 000’s
Proceeds from sale	$19,000
Transaction expenses:
Investment banker fees	500
Transaction costs	700
Other divestment related costs	210

Total expenses	1,410

Net proceeds	17,590
Net assets sold	11,988

Gain on sale before tax	$5,602
Estimated income tax	4,070

Gain on sale after tax	$1,532

At July 29, 2005, the following divestments consisting of the Components, China Network Optimization, EMS and ODU product lines have been reclassified as discontinued operations.

Discontinued operations for the three months ended July 29, 2005 were as follows:

Operating Results Data (in 000’s):

	Components	China	EMS	ODU	Total
Revenues	$—	$—	$8,275	$8,499	$16,774
Costs and expenses	—	—	(8,072)	(9,027)	(17,099)
Interest and debt expense	—	—	—	—	—

Income (loss) before income taxes	—	—	203	(528)	(325)
Provision (credit) for income taxes	—	—	—	—	—

Income (loss) from discontinued operations, net of income taxes	—	—	203	(528)	(325)

Gain/(loss) on disposal of discontinued operations, net of income taxes	—	2	1,532	—	1,534

Net income (loss) from discontinued operations, net of income taxes	$—	$2	$1,735	$(528)	$1,209

Discontinued operations for the six months ended July 29, 2005 were as follows:

Operating Results Data (in 000’s):

	Components	China	EMS	ODU	Total
Revenues	$—	$—	$22,399	$16,051	$38,450
Costs and expenses	—	—	(21,023)	(18,297)	(39,320)
Interest and debt expense	—	—	—	—	—

Income (loss) before income taxes	—	—	1,376	(2,246)	(870)
Provision (credit) for income taxes	—	—	—	—	—

Income (loss) from discontinued operations, net of income taxes	—	—	1,376	(2,246)	(870)

Gain/(loss) on disposal of discontinued operations, net of income taxes	34	(13)	1,532	—	1,553

Net income (loss) from discontinued operations, net of income taxes	$34	$(13)	$2,908	$(2,246)	$683

Discontinued operations for the three months ended July 30, 2004 were as follows:

Operating Results Data (in 000’s):

	Components	China	EMS	ODU	Total
Revenues	$3,730	$234	$14,908	$3,570	$22,442
Costs and expenses	(3,930)	(2,704)	(14,079)	(5,212)	(25,925)
Interest and debt expense	—	(23)	—	—	(23)

Income (loss) before income taxes	(200)	(2,493)	829	(1,642)	(3,506)
Provision (credit) for income taxes	—	—	—	—	—

Income (loss) from discontinued operations, net of income taxes	(200)	(2,493)	829	(1,642)	(3,506)

Gain/(loss) on disposal of discontinued operations, net of income taxes	—	—	—	—	—

Net income (loss) from discontinued operations, net of income taxes	$(200)	$(2,493)	$829	$(1,642)	$(3,506)

Discontinued operations for the six months ended July 30, 2004 were as follows:

Operating Results Data (in 000’s):

	Components	China	EMS	ODU	Total
Revenues	$7,962	$2,167	$27,175	$7,454	$44,758
Costs and expenses	(8,360)	(5,003)	(25,385)	(10,800)	(49,548)
Interest and debt expense	—	(23)	—	—	(23)

Income (loss) before income taxes	(398)	(2,859)	1,790	(3,346)	(4,813)
Provision (credit) for income taxes	—	—	—	—	—

Income (loss) from discontinued operations, net of income taxes	(398)	(2,859)	1,790	(3,346)	(4,813)

Gain/(loss) on disposal of discontinued operations, net of income taxes	—	—	—	—	—

Net income (loss) from discontinued operations, net of income taxes	$(398)	$(2,859)	$1,790	$(3,346)	$(4,813)

The major classes of assets and liabilities of discontinued operations as of July 29, 2005 and January 31, 2005 are as follows:

	July 29, 2005	January 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable, net	7,164	11,897
Inventories, net	6,936	14,589
Other current assets	—	69

Assets of discontinued operations- current	14,100	26,555
Property, plant and equipment, net	5,469	8,765
Intangible assets, net	—	—
Other assets		25

Total Assets of discontinued operations	$19,569	$35,345

LIABILITIES
Current liabilities:
Accounts payable	$2,865	$6,797
Accrued expenses and other current liabilities	865	1,198

Liabilities of discontinued operations	$3,730	$7,995

9. Information by Geographic Region

Geographic Area Data (in 000’s):

	Three months ended		Six months ended
	July 29, 2005	July 30, 2004	July 29, 2005	July 30, 2004
Net sales to external customers:
United States	$14,699	$11,333	$21,530	$17,424
Canada	23	116	39	193
Europe	43,707	43,949	82,205	83,889
Asia	18,872	8,313	34,873	29,725
All other geographic regions	1,545	2,075	3,135	2,908

Total net sales to external customers	$78,846	$65,786	$141,782	$134,139

	July 29, 2005	January 31, 2005
Long-lived assets by area:
United States, net of discontinued operations	$7,917	$19,085
Canada, net of discontinued operations	—	—
Europe, net of discontinued operations	1,095	1,432
Costa Rica, net of discontinued operations	13,850	15,843
Asia, net of discontinued operations	21,695	21,618

Consolidated long-lived assets by area, net of discontinued operations	$44,557	$57,978

United States, discontinued operations	$901	$3,485
Canada, discontinued operations	—	—
Europe, discontinued operations	—	—
Costa Rica, discontinued operations	—	—
Asia, discontinued operations	4,568	5,305

Consolidated long-lived assets by area, discontinued operations	$5,469	$8,790

United States	$8,818	$22,570
Canada	—	—
Europe	1,095	1,432
Costa Rica	13,850	15,843
Asia	26,263	26,923

Consolidated long-lived assets by area	$50,026	$66,768

Sales are attributed to countries based on “ship-to” location of customers.

10. Intangible Assets

Acquired intangible assets subject to amortization at July 29, 2005 were as follows (in 000’s):

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Core technology	$4,800	$(2,571)	$2,229
Trademark and trade name	111	(111)	—

	$4,911	$(2,682)	$2,229

Amortization expense for intangible assets was $0.2 million for both the three months ended July 29, 2005 and July 30, 2004.

11. Goodwill Impairment

During the second quarter ended July 30, 2004, REMEC determined there were indicators of impairment for RWS as a result of changes in management assumptions with respect to revenue growth and gross margins. REMEC tested the goodwill of RWS for impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The performance of the test required a two-step process. The first step of the test involved comparing the fair value of RWS with the aggregate carrying value, including goodwill. REMEC estimated the fair value of RWS as of July 2004 using the income approach methodology of valuation. The estimates used reflected RWS’s inability to gain market share or attain the level of profitability previously anticipated. As a result, RWS had not met its initial plan and had thus changed the assumptions used in its impairment analysis. As a result of this comparison, REMEC determined that the carrying value of RWS exceeded its implied fair value as of July 2004. Based on this assessment, REMEC recorded a charge of $62.4 million to write down the value of goodwill associated with RWS. There was no other goodwill on the books as of July 29, 2005.

12. Subsequent Events

On August 26, 2005, REMEC completed the sale of the Outdoor Unit and Transceiver business (“ODU” Transaction) to Wireless Holdings International, Inc., for approximately $15 million in cash (less $1.0 million holdback), subject to certain post closing adjustments estimated to be between $3 and 4 million. In connection with the sale, certain assets and liabilities related to ODU will be removed from REMEC’s consolidated balance sheet.

On August 31, 2005, REMEC obtained shareholder approval for the sale of assets and liabilities of RWS to Powerwave Technologies, Inc. and the plan of dissolution and liquidation of the Company’s remaining assets.

On September 2, 2005, REMEC completed the sale of RWS, including certain RF conditioning products, filters, tower-mounted amplifiers and RF power amplifiers, as well as its manufacturing facilities in Costa Rica, China and the Philippines, to Powerwave for 10 million shares of Powerwave common stock and $40 million in cash, subject to certain post-closing adjustments. $15 million of the cash consideration will be held in escrow for a period of nine months to satisfy REMEC’s potential indemnification obligations to Powerwave. In connection with the sale, certain assets and liabilities related to RWS will be removed from REMEC’s consolidated balance sheet.

There was an approved initial cash distribution to REMEC’s shareholders in the amount of $1.35 per share made on October 5, 2005 to REMEC’s shareholders of record as of September 13, 2005.

On August 2, 2005, REMEC, Inc. filed additional proxy material with the SEC that provided shareholders with the an estimate of cash and the number of shares of Powerwave common stock that would be distributed to REMEC shareholders following the sale of REMEC’s RWS business to Powerwave. That filing indicated shareholders were expected to receive between $2.45 to $2.95 in cash and 0.333 shares of Powerwave stock for every share of REMEC stock held at the time the transaction closed. Powerwave made the stock distribution in September 2005. The cash distribution is expected to occur in several distributions, with the first occurring in October 2005, after REMEC’s Board of Directors has reviewed REMEC’s remaining obligations. In the August 2, 2005, filing, the first distribution was projected to be between $1.25 and $1.75 per share. This distribution assumed the resolution of certain material liabilities and obligations that have not occurred as of the filing of the Form 10-Q for the second quarter of fiscal year 2006.

13. Related Parties

Advances from affiliated company

At January 31, 2005, RWS had $27.0 million in advances from REMEC Defense & Space Inc, an entity in another reportable segment. The advances were due on demand and bore no interest. As of July 29, 2005, these advances had been fully repaid.